Exhibit 99.1

CONTACT:	Loren K. Jensen
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299
FOR IMMEDIATE RELEASE
Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION REPORTS 2004

EARNINGS PER SHARE INCREASE OF 16 % TO $1.50 PER DILUTED SHARE

DALLAS, TX – February 22, 2005 — Tuesday Morning Corporation (NASDAQ: TUES) today reported net income of $36.9 million, or $0.88 per diluted share, for the fourth quarter ended December 31, 2004 compared to net income of $34.9 million, or $0.83 per diluted share for the same quarter in 2003.  For the full year ended December 31, 2004, net income was $62.6 million, or $1.50 per diluted share, compared to net income of $53.7 million, or $1.29 per diluted share for the prior-year period, an increase of 16.3% per diluted share.  The 2003 fourth quarter and yearend results include a charge of $0.06 per diluted share for the early extinguishment of long-term debt.

As previously reported, net sales increased 3.6% to $332.4 million for the fourth quarter ended December 31, 2004 compared to $321.0 million for the same quarter in 2003.  For the full year ended December 31, 2004, sales were up 9.1% to $897.8 million compared to $822.6 million during the same prior-year period.  Comparable store sales decreased 6.6% for the fourth quarter and were down 1.7% for the year-to-date period.

“Notwithstanding a challenging fourth quarter, Tuesday Morning finished 2004 with record sales and operating income,” said Kathleen Mason, President and Chief Executive Officer. “We opened more stores in the calendar year than ever before and celebrated a milestone, our 30th year as the nation’s largest upscale closeout retailer with 662 stores in 43 states.  We look forward to continued growth in 2005.”

For fiscal year 2005, Tuesday Morning expects to open approximately 65 to 75 net new stores and forecasts a total sales increase of approximately 14% which includes a comparable store sales growth assumption of 2% to 4%.  Based on achieving the planned sales, we estimate annual earnings per share to reach $1.78 to $1.80 per diluted share.  This forecast excludes any effect of the adoption of FASB Statement No. 123(R) related to the recognition of stock-based compensation expense.

In the first quarter of 2004, Tuesday Morning refined its methodology for calculating comparable store sales results in light of changes to the timing of store openings during a quarter.  Stores are now included in the same store calculation at the beginning of the quarter following the anniversary date of the store opening.  Previously, stores were included in the same store calculation at the beginning of the quarter that contained the anniversary date of the store opening, because stores were opened only at the beginning of quarters.  Using this refined methodology, the comparable sales gain for the fourth quarter of 2003 would have been 3.7% compared to the 3.2% previously reported, and for the 2003 year-to-date period 3.4% compared to the 2.9% previously reported.

Tuesday Morning management will review fourth quarter and full year financial results in a teleconference call today at 10:00 a.m. Eastern Time.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 662 stores in 43 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 7.5 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the company’s Registration Statement on Form S-3 and Annual Report on Form 10-K for the period ending December 31, 2003.

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Tuesday Morning Corporation

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended Dec. 31,		Full Year Ended Dec. 31,
	2004	2003	2004	2003

Net Sales	$332,399	$320,980	$897,841	$822,646
Cost of sales	202,206	193,856	556,623	513,097
Gross profit	130,193	127,124	341,218	309,549

Selling, general and administrative expenses	69,059	64,751	237,127	210,158

Operating income	61,134	62,373	104,091	99,391

Interest & other income(expense):
Loss on early extinguishment of debt	—	(3,854)	—	(3,854)
Interest expense	(1,429)	(2,132)	(3,180)	(9,274)
Interest income	13	34	21	95
Other income (expense), net	247	246	884	896
Interest & other income(expense)	(1,169)	(5,706)	(2,275)	(12,137)

Income before income taxes	59,965	56,667	101,816	87,254

Income taxes provision	23,068	21,762	39,199	33,593

Net income	$36,897	$34,905	$62,617	$53,661

Earnings Per Share:
Net income per common share:
Basic	$0.90	$0.85	$1.53	$1.32
Diluted	$0.88	$0.83	$1.50	$1.29

Weighted average number of common shares:
Basic	41,094	40,831	41,046	40,513
Diluted	41,807	41,866	41,764	41,442

Consolidated Balance Sheets
(in thousands)

	December 31,
	2004	2003

Assets
Current assets:
Cash and cash equivalents	$45,067	$23,536
Inventories	189,132	143,023
Prepaid expenses and other assets	5,169	4,948
Deferred income taxes	5,991	5,106
Total current assets	245,359	176,613

Property and Equipment, net	86,332	74,875

Other long-term assets:
Deferred financing costs	877	907
Other assets	3,552	999

Total Assets	$336,120	$253,394

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion, long-term debt	$—	$—
Accounts payable	72,722	66,091
Accrued liabilities	39,714	36,321
Income taxes payable	17,483	13,247
Total current liabilities	129,919	115,659

Long-term debt, excluding current portion	—	—
Deferred taxes	9,051	5,641
Total Liabilities	138,970	121,300

Stockholders’ equity	197,150	132,094
	$336,120	$253,394

Consolidated Statement of Cash Flows
(in thousands)

	Twelve-Months Ended Dec 31,
	2004	2003

Net cash flows from operating activities:
Net income	$62,617	$53,661
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,570	9,883
Amortization of financing fees	1,295	702
Loss on early extinguishment of debt	—	3,854
Other non-cash charges	3,972	2,779
Net change in operating assets and liabilities	(34,623)	8,514

Net cash provided by operating activities	44,831	79,393

Net cash flows from investing activities:
Capital expenditures	(23,027)	(17,273)
Other	—	—

Net cash used in investing activities	(23,027)	(17,273)

Net cash flows from financing activities:
Repayment of long-term debt	—	(75,758)
Other	(273)	5,245

Net cash used in financing activities	(273)	(70,513)

Net increase (decrease) in cash	21,531	(8,393)

Cash and cash equivalents, beginning of period	23,536	31,929

Cash and cash equivalents, end of period	$45,067	$23,536